Exhibit 7.2

InnerScope Hearing Technologies, Inc.,

a Nevada corporation ("Buyer"),

iHear Medical, Inc.,

a Delaware corporation ("Seller")

Dated as of September 30, 2021

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "**Agreement**") is entered into as of September 30, 2021(the "**Effective Date**") by and between InnerScope Hearing Technologies Inc., a Nevada corporation, and a public company trading on the OTCPINK Market exchange under the stock symbol ("INND"), ("**Buyer**"), iHear Medical Inc, a Delaware corporation ("**Seller**"). Seller and Buyer are referred to collectively herein as the "**Parties**" and individually as a "**Party**."

A. Seller located at 15250 Hesperian Blvd. Suite 102 San Leandro, CA. 94578, (the "**Business Location**") is engaged in, among other things, the operation of manufacturing, and selling direct-to-consumer and over-the-counter hearing solutions through multiple wholesale/retail distribution channels (collectively, the "**Business**")

B. Subject to the terms and conditions contained herein, Buyer desires to purchase the "Purchased Assets" (as defined below) from Seller, free and clear of all liens and encumbrances, and Seller wishes to sell those assets to Buyer as specifically set forth herein (the "**Transaction**").

ARTICLE I

Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller's right, title and interest in and to the Business and the Purchased Assets, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE II
PURCHASE AND SALE

Section 2.01 **Purchase and Sale of Assets**. Subject to the terms and conditions set forth herein, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's assets, properties, and rights, and claims that, as of the date of this Agreement, are owned, held, or used by Seller in connection with the Business of Seller currently as conducted or has previously conducted (collectively, the "**Purchased Assets**"), free and clear of all liens and encumbrances. Purchased Assets shall include but not limited to set forth on **Exhibit A** (the "**Purchased Assets**") attached hereto and shall include without limitation: (a) all supplies and inventories, including finished goods, work-in-process, and raw materials; (b) all deposits and prepaid expenses, including lease deposits, so long as they relate to contracts in connection of the operation of the Business; (c) all real property in which Seller has fee simple title, all leasehold/rental interest of Seller in real property, and all leasehold/rental and tenant improvements; (d) all furniture, fixtures and equipment; (e) all customers/patient lists, potential customers/patient lists, referral lists, and all medical customers/patients referrals, and other

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records relating to past and current customers/patients (collectively, "**Customer Information**"); (f) all lists of suppliers, lists of salesmen, sales reports, cost sheets, bills of material, marketing literature and material, logos and branding material, and all files, financial and business information and records of Seller relating to the Purchased Assets or used in the Business; (g) all computer hardware and Software (including Software licenses); (h) all of Seller's right, title and interest in and to Seller's name, and any variation or derivation thereof and the tradename "iHear Medical Inc. and/or “iHear Direct” and/or “iHear" and any derivation thereof and any other Marks, tradenames, trademarks, and domain names used or contemplated to use in connection with the Business, to the extent transferable or assignable by law, including but not limited to brand names, copyrights and trademarks used or useful in connection with the operation of the Business as currently conducted; (i) all other Intellectual Property owned by Seller or to which Seller has any rights to or licenses which is useful or usable in the Business; (j) all telephone, facsimile numbers, keys, access codes, and the like; (k) to the extent assignable, all government licenses and permits necessary to the conduct of the Business; (l) all manufacturers', vendors' and suppliers' warranties, to the extent assignable, with or without the consent of the manufacturer, vendor or supplier, as the case may be, in respect of any asset used in the Business; (m) all confidential information; (n) all goodwill; (o) all general intangibles, contract claims and other rights of the Business and all other property owned by Seller and used or useable in the Business; (p) all documentation in Seller's possession relating to the Purchased Assets; and (q) all other assets with respect to the operation of the Business including any and all current and past wholesale/retail distribution contracts and/or arrangements and all product manufacturing supply chain contracts to include but not limited to all past, current and future product engineering specifications and designs; (r) all Derivative Work in connection with the operation of the Business; (s) all Object Code(s) in connection with the operation of the Business; (t) all Source Code(s) in connection with the operation of the Business.

Section 2.02 **Excluded Assets**. The Purchased Assets would not include certain assets that the Seller typically retains in transactions of these types (e.g., cash / cash equivalents, bank accounts, pre-closing A/R, tax assets, insurance policies, employee files, attorney-client privileged information, corporate books and records, rights to actions in respect of the foregoing, etc.)

Section 2.03 **No Liabilities.** Except as otherwise provided herein, Buyer shall not assume, pay, perform, discharge or become liable for any liabilities, debts, commitments, or obligations of Seller, whether currently existing or hereinafter created, or which are otherwise related to the ownership, sale, or operation of the Business and the Purchased Assets (“**Liabilities**”) up to the date of Closing; and it is expressly understood and agreed that Seller shall remain liable and responsible for, all Liabilities of the Business arising prior to the date of the Closing, including, without limitation, all operating expenses, accounts payable, warranties and guarantees of Seller related to the ownership, sale or operation of the Business including any products or goods returned or refundable claims, and any Liabilities owing to third parties pertaining to the Purchased Assets.

Section 2.04 **Purchase Price.** The aggregate purchase price for the Purchased Assets shall be an amount equal to Three Million Dollars ($3,000,000) which shall be payable by Buyer to Seller in

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accordance with the terms and conditions of certain Stock Securities Documents set forth on **Exhibit B** attached hereto (the "**One Million Dollar ($1,000,000) Convertible Note**" and set forth **Exhibit C** (the "**Two Million Dollars ($2,000,000) Securities Purchase Agreement and Subscription Agreement**" attached hereto (the "**Purchase Price**"). The Purchase Price shall be payable at the Closing Date as follows:

(a) The One Million Dollar ($1,000,000) Convertible Note to be paid to the Seller's 1st Tier Noteholder(s) as set forth on **Schedule 2.04(a)** attached hereto.

(b) The Two Million Dollars ($2,000,000) equivalent of Series C Preferred INND Stock at Five Dollars ($5.00) per each C Preferred Equity Share equal to Four Hundred Thousand (400,000) Preferred Equity Shares to be paid to Seller's 2nd & 3rd Tier Noteholders set forth on **Schedule 2.04(b).**

Section 2.05 Allocation of Purchase Price.
Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as reasonably requested by Buyer and agreed by their respective accountants, negotiating in good faith. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. Notwithstanding the foregoing, transfer taxes would be split by Buyer and Seller on a 50-50 basis.

Section 2.06 Third Party Consents. To the extent that any of Seller's rights under any Purchased Asset (including any contract constituting a Purchased Asset) may not be assigned to Buyer without the consent of another person or entity which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. It is agreed by the Parties that Buyer will occupy the Seller's Business Location for no less than 6 months starting on the Closing Date and at the same monthly rate as the Seller's current month to month rental agreement as set forth on **Schedule 2.06**. Seller shall use reasonable best efforts to obtain the consent of the landlord for Buyer to sign a new monthly rental agreement for the Business Location.

Section 2.07 Assignment and Transfer of Patent License Agreement. As part of the Purchased Assets and the Transaction,
Seller will on the Closing Date transfer 100% of interest without limitation to Buyer for all of Sellers retained Right to Use Patent Licenses with K/S HIMPP agreement executed on February 1, 2021, as set forth on **Schedule 2.07** and described in Section 7.2 of the HIMPP agreement.

Section 2.08 Key Employment Agreements. Buyer within 7 days after the Closing Date will execute employment agreements to key personnel in connection with the operation of the Business.

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Section 2.09 **Asset Repurchase.** If at any time prior to the 7 month anniversary of the Effective Date the Buyer (or any subsequent transferee of any of the Purchased Assets) becomes insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors, or (a) if insolvency, receivership, reorganization or bankruptcy proceedings are commenced against any such party, and such proceedings are not dismissed within sixty (60) days, or (b) if insolvency, receivership, reorganization or bankruptcy proceedings are commenced by any such party, the Buyer shall assign and shall cause to be assigned to Seller all of the Purchased Assets upon receipt by the Buyer of the Purchase Price paid in property of the Purchaser (or the cash value thereof).

ARTICLE III
CLOSING

Section 3.01 **Closing.** The closing of the Transaction contemplated by this Agreement (the "**Closing**") shall take place simultaneously with the execution of this Agreement on September 15, 2021 (the "**Closing Date**") by delivery of documents required to be delivered hereby by electronic transmission with original documents promptly delivered thereafter to the appropriate Party. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 3.02 **Closing Deliveries by Seller.** In addition to the other requirements of this Agreement and as a condition precedent to Buyer's obligation to close the transaction contemplated herein, Seller shall deliver to Buyer at or prior to the Closing, each of which shall be reasonably acceptable to Buyer:

(a) Tender of the Purchased Assets;

(b) Assignment and Transfer and Patent Licensed to Buyer as set forth in Section 2.07 herein;

(c) Certified copies of resolutions of Seller's shareholders and directors approving the execution and delivery of this Agreement, all other agreements referenced herein and therein (the "**Seller Resolutions**");

(d) A certificate duly executed by an authorized officer of Seller certifying the incumbency of each officer of Seller signing this Agreement, and specimen signatures of each such officer;

(e) A Bill of Sale and Assignment, duly executed by Seller (the "**Bill of Sale**"), transferring all Purchased Assets to the Buyer;

(f) All consents and permits necessary for the consummation of the Transactions contemplated by this Agreement including but not limited to, termination of any liens on the Purchased Assets, and termination of any right of first refusal to the sale of the Purchased Assets by Seller to Buyer that may exist in favor of any other Party.

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Section 3.03 **Closing Deliveries by Buyer.** In addition to the other requirements of this Agreement and as a condition precedent to Seller's obligation to close the transaction contemplated herein, Buyer shall deliver or cause to be delivered to Seller at or prior to the Closing:

(a) Stock Security Documents for payment as follows:

(i) The One Million Dollar ($1,000,000) Convertible Note to be paid as set forth on **Schedule 2.04(a)** attached hereto.

(ii) The Two Million Dollars ($2,000,000) equivalent of Series C Preferred INND Stock at Five Dollars ($5.00) per each C Preferred Equity Share equal to Four Hundred Thousand (400,000) Preferred Equity Shares to be paid as set forth on **Schedule 2.04(b).**

(b) Certified copies of resolutions of Buyer's directors, approving the execution and delivery of this Agreement, all other agreements referenced herein, and the consummation of the transactions contemplated herein and therein (the "**Buyer Resolutions**");

(c) A certificate duly executed by an authorized officer of Buyer certifying the incumbency of each officer or director signing this Agreement, and specimen signatures of each such officer or director.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyer, which representations and warranties shall be true and correct as of the Closing Date. For purposes of this **Article IV**, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of Seller, after due inquiry.

Section 4.01 **Organization; and Capitalization.** Seller is a corporation duly formed, validly existing, with active status under the laws of Delaware, and has full power and authority to own its properties and to conduct the Business in which it is now or has been engaged in. Seller has the power to enter into, execute, and deliver this Agreement to which it is a Party and to consummate the Transaction. The presently authorized, issued, and outstanding shares of Seller and the names of all of the record and beneficial owners thereof are as set forth on **Schedule 4.01**, except as set forth on **Schedules 2.04(a) and 2.04(b)**, there are no outstanding subscriptions, options, warrants, calls, agreements, demands, commitments, convertible securities or other contracts or arrangements of any character or nature whatsoever under which Seller or the shareholders of Seller are obligated to issue, assign, or transfer any equity interests of Seller or the Purchased Assets.

Section 4.02 **Authority; Binding Effect.** The execution, delivery, and performance of this Agreement and the other agreements referred to herein to which Seller is a party and the

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consummation of the Transaction have been duly authorized by Seller and Seller has taken all other actions required by applicable law or in the Seller's Governing Documents in order to consummate the Transaction. This Agreement constitute the valid and binding obligations of Seller and are enforceable against Seller in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights generally, and (ii) applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.03 **Non-Contravention; Approvals.** Neither the execution or delivery of this Agreement or any of the agreements referred to herein, nor the consummation of the Transaction, does or will:

(a) violate any law to which Seller or any of the Purchased Assets is subject;

(b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice to or consent or approval of any person under, any material Contract to which Seller is a party or by which Seller is bound or to which any of Purchased Assets is subject; or

(c) result in the creation of any lien or other encumbrance upon any of the Purchased Assets.

Except as set forth on **Schedule 4.03**, Seller is not required to give any notice to make any filing with, or obtain any authorization, consent, or approval of, any Person or governmental authority with respect to the consummation of the Transaction.

Section 4.04 **Title to Purchased Assets**. Seller has, and is transferring to Buyer at the Closing, good, sufficient, and assignable to all of the Purchased Assets, free and clear of all liens and encumbrances. Seller owns and has good, valid and marketable title to all of the Purchased Assets. There are no contractual or legal restrictions to which the Seller is a party or by which any of the Purchased Assets is otherwise bound that preclude or restrict Seller's ability to use any such Purchased Asset for the purpose for which it is currently being used. No person other than Seller has any right, interest, or claim in respect of any of the Purchased Assets. All Purchased Assets are in the possession and direct control of Seller.

Section 4.05 **Legal Proceedings**. To the Seller's knowledge, there is no claim or Proceeding pending or threatened, against or relating to Seller, the Business, or any of the Purchased Assets. No event or circumstance has occurred that could reasonably be expected to give rise to or serve as the basis for any claim or Proceeding that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in any liability to Seller, the Business or any of the Purchased Assets. There is no outstanding judgment to which Seller is a party, or that could prohibit, delay, or impair the consummation of the Transaction.
Sections 4.06 **Environmental Claims.** To Seller's Knowledge, no Proceeding is pending or threatened relating to air, soil, subsurface or water pollution, soil monitoring, or the storage,

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treatment, transport, disposal, removal, remediation, release, discharge, or emission or any Hazardous Substances with respect to Seller, the Business, or use of the Business Location; (b) neither the activities carried on at the Business Location by Seller nor, to Seller's Knowledge, the Business Location is in violation of any environmental law; (c) to the Seller's Knowledge, any current or former owner, landlord, tenant, occupant or operator in the Business Location, is or has been in violation, or alleged violation, of, or has any liability or threatened liability with respect to the Business Location under, any environmental law; and (d) neither Seller has received written notice or, to Seller's Knowledge, any oral notice, of any past or present event, condition, circumstance, activity, incident, action, or plan that has resulted or could result in any liability under any environmental law or that could form the basis of any Proceeding under or related to any environmental law. Buyer will have no liability with respect to the storage, treatment, transport, disposal, removal, remediation, release, discharge, or emission of any hazardous material caused by Seller, or the Business from or in connection with the Business Location for any period prior to the Closing.

Section 4.07 **Purchase Rights.** To Seller's Knowledge, there are no Contracts or other arrangements whereby any person has (a) a right to purchase all or any portion or aspect of Seller, the Business, or any of the Purchased Assets, or (b) a right of first refusal or any other right with respect to the sale of all or any portion or aspect of Seller, the Business, or any of the Purchased Assets.

Section 4.08 **Totality of Assets.** The Purchased Assets constitute all the assets that are necessary, required, useful or useable to operate the Business in the way that it is currently conducted and consistent with the way it has been conducted for the past four years, intellectual property or otherwise) that is necessary, required, useful or useable to operate the Business in the way that it is currentlyconducted and consistent with the way it has been conducted for the past two years that is not included in the Purchased Assets.

Section 4.09 **No Brokers.** No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 4.10 **No Other Representations and Warranties.** Except for the representations and warranties specifically set forth in this Article IV (including the related portions of the Schedules attached hereto), neither the Seller nor any of its affiliates, employees, agents, or representatives, nor any other person, has made or makes or shall be deemed to make any other representation or warranty to the Buyer, express or implied, either written or oral, at law or in equity, with respect to the Seller, the Business, the Purchased Assets or the transactions contemplated hereby or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law, and the Seller hereby disclaims any such representation or warranty.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

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Buyer represents and warrants to Seller, as of the date hereof and on the Closing Date, as follows:

Section 5.01 **Organization; Standing and Corporate Power.** Buyer is a corporation duly formed, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to carry on its business as presently conducted. Buyer has the corporate power to enter into, execute and deliver this Agreement, and any agreements referred to herein and therein to which it is a party, and to consummate the Transaction.

Section 5.02 **Authority: Binding Effect.** The execution, delivery, and performance of this Agreement,and any other agreements referred to herein and therein to which Buyer is a party and the consummation of the Transaction has been duly authorized by Buyer and Buyer has taken all other actions required by applicable law or its governing documents in order to consummate the Transaction. This Agreement, and any other agreements referred to herein and therein constitute the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights generally, and (ii) applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.03 **No Conflicts**. The execution, delivery and performance of this Agreement, and by the Company of the Transaction contemplated hereby and thereby including, without limitation, the issuance and reservation for issuance The issuance of Company's stock securities as set forth in **Section 2.04** herein will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is not in violation of the listing requirements of the OTC Markets Exchange (the "OTC MARKETS") and does not reasonably anticipate that the Common Stock will be delisted by the OTC MARKETS in the foreseeable future, nor are the Company's securities "chilled" by FINRA. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

Section 5.04 **No Brokers.** No person has acted directly or indirectly as a broker, finder, or financial advisor for Buyer in connection with the Transaction, or the negotiations relating thereto,

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and noperson is entitled to any fee or commission or like payment in respect thereof based in any way on any contract, arrangement, or understanding made by or on behalf of Buyer.

ARTICLE VI
COVENANTS

Section 6.01 **Notification of Litigation.** Seller shall promptly apprise Buyer of the status and all aspects of all material litigation, threatened litigation, and all other circumstances that might affect Buyer, the Business, or any the Purchased Assets, either directly or indirectly, and Seller shall comply with all court orders relating directly or indirectly to such litigation.

Section 6.02 **Confidentiality.** Seller shall (a) hold in confidence all information of aconfidential or proprietary nature, whether or not in writing, relating to the Business, Buyer, any of the Purchased Assets, this Agreement, any of the agreements contemplated by this Agreement or necessary to consummate the Transaction, and (b) except as expressly contemplated by this Agreement, shall not disclose, publish, use, or permit others to use such information, and shall deliver to Buyer all copies of such information and destroy all of Seller's electronic records of such information; provided, however, that the foregoing restriction shall not apply to any portionof the foregoing that: (i) becomes generally available to the public in any manner or form through no fault of any of Seller (or any of Seller's directors, officers, employees, agents, or representatives); (ii) when such disclosure is required by a governmental authority or is otherwise required by any applicable Law or is necessary in order to establish rights under this Agreement or any other rights or agreements referred to herein; (iii) is necessary for disclosing the Transactions for tax purposes; or (iv) is disclosed in connection with the audit of any of Seller's tax returns.

Section 6.02 **Announcements.** Following the Closing, Buyer shall have the right to publish notice of the purchase of the Business and may do so at Buyer's discretion. Prior to Closing, none of the Parties will make any public disclosure concerning the matters set forth in this Agreement or the negotiation of the Transaction without written approval of the intended announcement from the other parties at the other Parties' reasonable discretion, except as required by Law.

ARTICLE VII
INDEMNIFICATION

Section 7.01 **Indemnification by Seller.** Seller, shall indemnify Buyer and its directors, officers, employees, agents, contractors, and affiliates, and each of their respective heirs, personal representatives, successor, and assigns (each, a "Buyer Indemnified Party" and, collectively, the "Buyer Indemnified Parties"), and hold each of them harmless from, against, and in respect of any and all direct damages, costs, fees (including any reasonable legal fees, expert fees, accounting fees, and advisory fees), charges, expenses, losses, claims, liabilities, fines, judgments, awards, settlements, taxes, and penalties (including any interest that may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel, and costs of investigation) (collectively, "Damages") incurred by any one or more of the Buyer Indemnified

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Parties in connection with or related to a claim by a third party that the transactions contemplated hereby were in violation of rights owed by the Seller to such third party:

Section 7.02 Indemnification by Buyer. Buyer shall indemnify Seller and its directors, officers, employees, agents, contractors, and affiliates, and each of their respective heirs, personal representatives, successors, and assigns (each, a "Seller Indemnified Party" and, collectively, the "Seller Indemnified Parties"), and hold them harmless from, against, and in respect of any and all Damages incurred by any one or more of the Seller Indemnified Parties in connection with or related to:

(a) any misrepresentation as to, or any inaccuracy in any of, any of the representations or warranties made by Buyer in this Agreement, and any other agreement referred to herein and therein, any exhibit or schedule to this Agreement, or any certificate, instrument, or writing delivered by or on behalf of Buyer in connection herewith or therewith;

(b) any breach of any of the covenants or agreements made by Buyer in this Agreement, and any other agreement referred to herein and therein, any exhibit or schedule to this Agreement, or any certificate, instrument or writing delivered by or on behalf of Buyer in connection herewith or therewith.

Section 7.03 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a "Third-Party Claim") against any Person (the "Indemnified Party") with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the "Indemnifying Party") under this Article 7, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article7 (except to the extent such failure actually prejudices the defense of such proceeding).

(b) Upon receipt of the notice described in Section 7.03(a) the Indemnifying Party will have the right to defend the Indemnified Party against the Third- Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 Business Days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or caused by the Third-Party Claim, (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third- Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments,

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including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third- Party Claim in accordance with this Section 7.03(b), the Indemnifying Party will not be responsible for any attorneys' fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim.

(c) In the event that any of the conditions under Section 7.03(b) is not met or becomes unsatisfied in the good faith reasonable judgment of the Indemnified Party, (i) subject to the requirements of Section 7.03(d) below, the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or caused by the Third-Party Claim as provided in this Article 7.

(d) Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

(e) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the Indemnifying Party by the Indemnified Party specifying the factual basis and amount of the claim in reasonable detail to the extent then known by the person or entity asserting the claim. If the Indemnifying Party does not accept such claim in writing within fifteen (15) Business Days after receipt of the written notice, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 **Seller's Attorney Expenses.** Buyer agrees to pay a minimum of twenty-five thousand dollars ($25,000) and not to exceed a maximum amount of fifty thousand dollars ($50,000) towards Seller's legal expenses solely from the connection of the proposed Transaction. At the date of Closing, Buyer will make payment directly to the Seller's legal firm, provided; however, (i) Buyer receives an invoice from Seller's legal firm itemizing the charges, hourly rate, amount of time spent for each charge, and any and all fees associated with the proposed Transaction, and (ii) Seller understands and acknowledges that Buyer is not responsible for any charges and/or fees over fifty thousand dollars ($50,000).

Section 8.02 **Other Expenses.** Except as otherwise specified in Section 8.01 above, all costs and expenses incurred in connection with this Agreement and the Transaction contemplated hereby shall be paid by the Party incurring such costs and expenses.

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Section 8.03 **Notices.** All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.03):

If to Seller:	iHear Medical, Inc. C/O: PerkinsCoie Attention: Adrian Rich, Attorney 3150 Porter Drive Palo Alto, California 94304-1212 Facsimile: (650) 838-4350 Email: arich@perkinscoie.com
Copy to:	Adnan Shennib Email: CenterMDI.com
If to Buyer:	InnerScope Hearing Technologies, Inc. Attention: Matthew Moore, CEO 2151 Professional Dr. 2nd Floor Roseville, California, 95661 Email: matthew@innd.com

Section 8.04 **Headings.** The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 **Severability.** If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.06 **Entire Agreement.** This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the statements in the body of this Agreement will control.

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Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 8.10 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Section 8.12 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement, any documents to be delivered in connection herewith or the transactions contemplated hereby and thereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in Placer County, California, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE,

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EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.16 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (d) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (e) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (f) to a law or statute means such law or statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(Signature Page to Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

iHear Medical Inc.,
a Delaware corporation

By: Adnan Shennib

Name: Adnan Shennib

Title: Chairman and Acting President

BUYER:

InnerScope Hearing Technologies, Inc.,
a Nevada corporation

By: [signature]

Name: Matthew Moore

Title: President/CEO

Exhibits:

A- Purchased Assets
B- One Million Dollar ($1,000,000) Convertible Note
C- Two Million Dollars ($2,000,000) Securities Purchase Agreement and Subscription Agreement
D- Definitions

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EXHIBIT A

Purchased Assets

(a) all supplies and inventories, including finished goods, work-in-process, and raw materials of the Business to include but not limited to **iHear Product & Equipment Inventory dated August 24, 2021**, or any and all Purchased Assets set forth in Section 2.01 herein and included attached hereto and made part of this Exhibit A "Purchased Assets";

(b) all furniture, fixtures and equipment of the Business located in the Business Location;

(c) all customer lists and other records relating to past and current customers of the Business;

(d) all telephone, facsimile numbers, keys, access codes, and the like of the Business;

(f) all documentation in Seller's possession relating to the Purchased Assets;

(g) iHEAR website, online store, all social media accounts (Facebook, LinkedIn .etc.);

(h) iHEAR brand, related trademarks;

(i) Engineering designs, software. online platform, documentation system.

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<u>Exhibit B</u>

One Million Dollar ($1,000,000) Convertible Note

(Document Attached Separately)

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Exhibit C

Two Million Dollars ($2,000,000) Securities Purchase Agreement and Subscription Agreement

(Document Attached Separately)

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Exhibit D

Definitions

The following are definitions of terms used in this Agreement:

"**Adverse Consequences**" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, direct (as distinguished from consequential) losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys' fees and expenses, whether in connection with Third Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement).

"**Affiliate**" means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person, and (b) any officer, director, manager or shareholder of such Person. For purposes of this definition, the term "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

"**Agreement**" has the meaning set forth in the Preamble.

"**Bill of Sale**" has the meaning set forth in Section 3.2(d).

"**Business**" has the meaning set forth in the Preamble

"**Business Location**" has the meaning set forth in the Preamble

"**Business Day**" means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

"**Buyer**" has the meaning set forth in the Preamble.

"**Buyer Indemnified Party**" and "**Buyer Indemnified Parties**" have the meanings set forth in Section 7.02

"**Closing**" has the meaning set forth in Section 3.01

"**Closing Date**" has the meaning set forth in Section 3.01

"**Contract**" means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

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"**Damages**" has the meaning set forth in Section 7.01

"**Derivative Work**" means a work that is based on one or more pre-existing works, such as a revision, enhancement, modification, translation, abridgement, condensation, expansion, or any other form in which such pre-existing work may be recast, transformed, or adapted, and, if prepared without authorization of the copyright owner of such pre-existing work, would constitute a copyright infringement. Derivative Work includes a compilation that incorporates such pre-existing work.

"**Disclosure Schedules**" means components of the this Agreement, Sellers's stock purchase agreements and/or relating to the Seller's Representations and Warranties.

"**Effective Date**" has the meaning set forth in the Preamble.

"**Environmental, Health, and Safety Requirements**" shall mean all applicable Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

"**Hazardous Substances**" means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "toxic pollutants," "contaminants," "pollutants," or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicableEnvironmental, Health, and Safety Requirements.

"**Indemnified Party**" has the meaning set forth in Section 7.03(a)

"**Indemnifying Party**" has the meaning set forth in Section 7.03(a)

"**Intellectual Property**" means all of the following property of Seller in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice, including exclusive or non-exclusive licenses), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions, and reexaminations

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thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, patient and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

"**Law**" means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

"**Marks**" means all proprietary indicia and designations of origin, trademarks, trade names, trade dress, service marks, service names, symbols, logos and other distinct brand elements that appear from time to time in connection with operation of the Business.

"**Material Adverse Effect**" with respect to the Seller and the Business means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition, assets, liabilities, or prospects, or (b) the ability of the Seller to consummate the transactions contemplated in an agreement on a timely basis.

"**Material Contract**" with respect to the Seller and the Business means any contract or other arrangement whether written or oral, to which any credit party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party could reasonably be expected to have a Material Adverse Effect.

"**Notice**" and "**Notices**" have the meanings set forth in Section 8.03

"**Object Code**" means computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse compiling, or Reverse-Engineering.

"**Order**" means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

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"**Party**" and "**Parties**" have the meanings set forth in the Preamble.

"**Person**" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Body.

"**Proceeding**" means the Seller has not commenced, settled, or been named as a defendant in, any action, arbitration, audit, hearing, investigation, litigation or suit commenced, brought, conducted or heard by or before, or otherwise involving any governmental authority or arbitrator.

"**Purchase Price**" has the meaning set forth in Section 2.04

"**Purchased Assets**" has the meaning set forth in Section 2.01
"**Right to Use Patent Licensing**", has the meaning set forth in Section 2.07

"**Seller**" has the meaning set forth in the Preamble.

"**Seller's Governing Documents**" means Certified copy of articles of organization and operating agreement, as amended to date, of Seller

"**Seller Indemnified Party**" and "**Seller Indemnified Parties**" have the meanings set forth in Section 7.02

"**Seller's Knowledge**" means that which is actually known by the Sellers or that should have been known by any of them after due inquiry.

"**Seller Resolutions**" has the meaning set forth in Section 3.02(b)

"**Software**" means any software including all forms of code, such as Source Code and Object Code, any upgrades, modified versions, updates, and additions thereto, in any form and on any media including all fixes, updates, modifications, enhancements and new releases of the foregoing.

"**Source Code**" means the human-readable form of the computer programming code and related system documentation including all comments and any procedural code such as job control language.

"**Stock Security Documents**" means; (a) Subscription Agreement for issuance of securities to investors; (b) Convertible Note for the common stock; (c) Board Resolution for authorization for the Convertible Note; (d) Securities Purchase Agreement; (e) Transfer Agent Letter; (collectively the "**Stock Security Documents**")

"**Third-Party Claim**" has the meaning set forth in Section 7.03

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